CUSIP NO. 989555	13D	Page 8 of 8 Pages

Exhibit 1

JOINT FILING AGREEMENT

November 26, 2014

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Shares of ZIM Corporation is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

JOHN CHAPMAN

/s/ John Chapman

CHAPMAN CFO Resources Inc.

By: /s/ John Chapman
John Chapman
President